Exhibit 10(b)

R  E T E N T I O N

A G R E E M E N T

THIS RETENTION AGREEMENT, made this 25th day of May,  2011, at Dayton, Ohio by and between DPL INC. and THE DAYTON POWER AND LIGHT COMPANY, Ohio corporations, located at 1065 Woodman Drive, Dayton, Ohio 45432, hereinafter referred to as “DPL” and Craig L. Jackson whose address is 1274 Emily Beth Drive, Miamisburg, Ohio, hereinafter referred to as “Employee.”

W I T N E S S E T H

WHEREAS, DPL has expressed an interest in securing the services of Employee to assist the Company with the successful closing of a pending merger agreement (the “Agreement”) by and between The AES Corporation and DPL Inc. pursuant to the terms and conditions of said Agreement dated as of April 19, 2011; and,

WHEREAS, Craig Jackson has expressed his interest to assist DPL with the closing of the Agreement as described above; and,

WHEREAS, this agreement is appropriate to define the rights and duties of each party.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties hereby agree as follows:

1.                           If Craig Jackson stays in the continuous employ of DPL or one of its subsidiaries from the date of this agreement until 90 days following the successful closing of the Agreement between The AES Corporation and DPL Inc..

2.                           In consideration of the services provided by    Employee in Paragraph 1 above, and assuming Employee complies with the terms and conditions set forth in Paragraph 1 above, DP&L agrees to pay Employee a cash retention bonus of $100,000.  This amount is to be paid above and beyond any other bonus or incentive award that Employee is otherwise eligible to receive and shall be paid within thirty (30) days of completing the conditions in Paragraph 1.  Prior to the completion of the conditions set forth in Paragraph 1 above, the retention award will not be prorated under any circumstances, including retirement, disability, voluntary termination or death.

3.                           This Retention Agreement is not an employment contract and the Employee remains an “at will” employee of DPL.  However, DPL agrees that it will not unilaterally, constructively or otherwise terminate Employee prior to the satisfaction of the conditions under Paragraph 1 above for the purpose of avoiding the payment of the retention bonus to Employee. Any involuntary termination of Mr. Jackson between the period of the closing of the agreement and the 90 day period referenced in paragraph 1 above would result in the full payment of the retention bonus.

4.                           This agreement may not be assigned by either party without the prior written consent of all parties.

5.                           The contact for notices sent under this agreement are as follows:

“DP&L”	“Employee”
The Dayton Power and Light Company	Craig L. Jackson
1065 Woodman Drive	1274 Emily Beth Drive
Dayton, Ohio 45432	Miamisburg, OH 45342
Attn:

8.                           If any part of this agreement shall be determined to be unenforceable, the balance of this agreement shall be construed to be valid and in full force and effect.

9.                           This agreement shall be governed by and construed according to the laws of the State of Ohio.

IN WITNESS WHEREOF, the parties have hereunto set their hands to duplicate originals on the day and date first above written.

DPL Inc. and
THE DAYTON POWER AND LIGHT COMPANY
“DPL”

By

Its

“EMPLOYEE”

By